CONFIDENTIAL TREATMENT REQUESTED

        CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED
         ARE MARKED WITH BRACKETS "[***]." THE OMITTED MATERIAL HAS BEEN
          FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                    EXHIBIT 10.3

                        EXCLUSIVE DISTRIBUTION AGREEMENT

     This Agreement is made this 27th day of June, 2002, between Unisource, Inc. ("Unisource"), a Colorado corporation with its principal place of business at 4300 Sunshine Canyon, Boulder, Colorado 80302, and First Horizon Pharmaceutical Corporation ("Horizon"), a Delaware corporation with its principal place of business at 6195 Shiloh Road, Alpharetta, Georgia 30005.

                                    RECITALS

     A. Unisource is engaged in the business of developing, manufacturing, and selling pharmaceutical products.

     B. Horizon is engaged in the business of marketing and distributing pharmaceutical products.

     C. Unisource is desirous of selling to Horizon, and Horizon is desirous of purchasing from Unisource, two related pharmaceutical products, one containing Dexchlorpheniramine Tannate and Pseudoephedrine Tannate, and the other containing Dexchlorpheniramine Tannate, Pseudoephedrine Tannate, and Dextromethorphan Tannate (individually the "Product" and collectively the "Products," and defined further below).

     D. Unisource and Jame Fine Chemicals, Inc. d/b/a JFC Technologies ("JFC"), a New Jersey corporation with its principal offices at 100 West Main St., Bound Brook, New Jersey 08805, are concurrently entering into an agreement concerning Dexchlorpheniramine Tannate ("Unisource/JFC Agreement"). Horizon and JFC are concurrently entering into an agreement concerning Dexchlorpheniramine Tannate ("Horizon/JFC Agreement").

     NOW, THEREFORE, in consideration of the mutual promises of the parties, it is agreed:

                                   AGREEMENTS

1. Definitions. The following definitions will apply to the terms as used throughout this Agreement.

     1.1. "Products" means any Finished Dosage Products containing Dexchlorpheniramine Tannate including, but not limited to, those Products described in Exhibit A attached hereto and incorporated herein.

1561328v1

     1.2. "Territory"  means  the  United  States  of  America,   including  its
          territories and possessions and Puerto Rico.

     1.3. "Finished Dosage Products" means products that contain Active Pharmaceutical Ingredients ("APIs") and are in a form ready for sale to a final consumer (including, without limitation, a liquid suspension, tablet, or other dosage form).

2.   Exclusivity;   Requirements   Contract;   Pricing;   and   Terms  of  Sale.

     2.1. Unisource's Exclusivity Obligation.

          (a) Unless and until Unisource terminates its exclusivity obligation to Horizon pursuant to the provisions of section 2.1(b), Unisource shall supply the Products exclusively to Horizon and shall not sell the Products in the Territory to anyone other than Horizon without Horizon's prior written consent. This exclusivity obligation shall apply to the Products regardless of package size, the nature of any packaging, or the names under which the Products are sold.

          (b) Unisource shall have the right to terminate its obligation to supply Horizon exclusively with a Product if Horizon's aggregate purchases for that Product during any calendar year beginning in 2003 is less than the scheduled amount set forth below for that Product (unless Unisource fails to deliver, or Horizon is not obligated to order from Unisource, as a result of Unisource's breach of this Agreement). Unisource must exercise its right to terminate its exclusivity obligation, if at all, by written notice given within sixty (60) days after the end of a calendar year in which Horizon failed to purchase the scheduled amount. Unisource's right to terminate its exclusivity obligation shall be Unisource's sole remedy for Horizon's failure to purchase the scheduled amount during any calendar year. If Horizon purchases more than the scheduled amount during a particular calendar year, the overage above the scheduled amount will carry over to the next year's scheduled amount as a credit. A gallon is defined as 128 fluid ounces. The scheduled amount for each of the Products, regardless of package size is as follows:

               (i)  Finished  Dosage  Products  containing   Dexchlorpheniramine
                    Tannate,   Pseudoephedrine   Tannate,  and  Dextromethorphan
                    Tannate: 20,000 gallons per year.

               (ii) Finished  Dosage  Products  containing   Dexchlorpheniramine
                    Tannate    and    Pseudoephedrine     Tannate,    but    not
                    Dextromethorphan Tannate: 25,000 gallons per year.

          (c) Unless and until Unisource terminates its exclusivity obligation to Horizon as to a Product pursuant to the provisions of section 2.1(b), Unisource shall not sell Dexchlorpheniramine Tannate, Pseudoephedrine Tannate, or Dextromethorphan Tannate as stand-alone APIs in the Territory to anyone other than Horizon without Horizon's prior written consent.

     2.2. Horizon's Exclusivity Obligation; Requirements Contract.

          (a) Horizon shall purchase the Products for sale or distribution in the Territory exclusively from Unisource. Unisource shall supply all of Horizon's requirements for the Products for distribution in the Territory. Unisource's obligation to supply Horizon's requirements shall apply even if Unisource terminates its exclusivity obligation to Horizon pursuant to section 2.1(b). Horizon shall have the right to terminate its obligation to purchase the Products exclusively from Unisource if Unisource is unable to fulfill Horizon's requirements for a Product within the time frame specified in section 2.3(c)(ii) subject to the sixty
               (60) day cure period set forth in section 4.3, or otherwise breaches this Agreement subject to the sixty (60) day cure period set forth in section 4.3. For purposes of determining whether a delivery is timely, the date of delivery shall be the date of shipment by the manufacturer to Horizon. ==

          (b) Unless and until Horizon terminates its obligation to purchase the Products exclusively from Unisource pursuant to section 2.2(a), Horizon shall not manufacture or purchase from anyone other than Unisource any Finished Dosage Product containing Dexchlorpheniramine Tannate, or manufacture or purchase from anyone other than Unisource Dexchlorpheniramine Tannate, Pseudoephedrine Tannate, or Dextromethorphan Tannate as stand-alone APIs for use in finished dosage products containing Dexchlorpheniramine Tannate. In such event, Horizon shall have the right, with respect to the Products, to manufacture them, or have them manufactured by, and/or to purchase APIs required in connection therewith from, third parties other than Unisource.

     2.3. Price and Terms of Sale.

          (a) Horizon shall pay the prices for the Products set forth in Exhibit B attached hereto and incorporated herein, or increased prices established pursuant to section 2.3(b). Packaging, labeling, and freight shall be as set forth in Exhibit B. Unisource represents that the prices set forth in Exhibit B reflect a gross profit margin to Unisource not greater than that realized by Unisource under the Other Agreements (as defined in section 6.8).

          (b) Unisource shall have the right to increase the prices for the Products by an amount equal to documented increases in the price of raw materials (including but not limited to APIs) or cost of manufacturing the Products. Unisource shall not increase prices more often than once per calendar year and shall provide Horizon with thirty (30) days notice before a price increase becomes effective.

          (c)  Ordering Procedure.

               (i) By the date this Agreement is signed, Horizon shall submit purchase orders for all Products for which delivery is requested during 2002; the earliest requested delivery date shall be August 31, 2002. The parties acknowledge that it may be difficult for Unisource to fill those purchase orders, due to required manufacturing lead time. Unisource agrees to use its best efforts to attempt to fill the purchase orders. Horizon agrees that Unisource's failure to fill purchase orders for Products for delivery in 2002 shall not constitute a breach of this Agreement, shall not provide Horizon with grounds to terminate this Agreement, and shall not provide Horizon with grounds to terminate its obligation to purchase the Products exclusively from Unisource. The parties mutually agree that if any Products ordered for delivery in 2002 are not timely delivered, Horizon may elect not to take delivery thereof, or to take delivery of some or all of such Products during the fourth quarter of 2002, or during the first quarter of 2003 in addition to the amounts ordered pursuant to subparagraph (ii) below.

               (ii) Prior to July 1, 2002, Horizon shall submit to Unisource its rolling forecast for the first three quarters of 2003. Prior to October 1, 2002, and thereafter prior to the beginning of every calendar quarter, Horizon shall submit a four-quarter rolling forecast for the four quarters following such calendar quarter. In each rolling forecast, the first quarter quantity shall be a firm order and shall be accompanied by appropriate purchase orders from Horizon to Unisource documenting such quantity, and Unisource shall be obligated to supply, and Horizon to purchase, the quantities of Products set forth therein during such period. The second quarter quantity may be adjusted by Horizon to not less than 75%, nor more than 125%, of the quantity set forth therein at the time of the next four-quarter rolling forecast, at which time it shall become a firm order as described above. The third and fourth quarter quantities are not binding on either party, but Horizon shall provide good faith estimates.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

               (iii)For clarity, the following hypothetical is provided:  before
                    January 1, 2003,  Horizon  provides the following  forecast:
                    Q2-2003, 10,000 gallons;  Q3-2003, 10,000 gallons;  Q4-2003,
                    5,000 gallons;  Q1-2004,  5,000  gallons.  Q2-2003 is a firm order; when Horizon submits its next rolling forecast before April 1, 2003, Horizon can amend Q3-2003 (which becomes a firm order at that time), but only to between 7,500 and 12,500 gallons.

          (d) Horizon shall pay Unisource for the Products within thirty (30) days after shipment. Unisource warrants that when invoiced the Products will conform to the specifications set forth in Exhibit
               A. Unisource will cause the manufacturer to provide Horizon a Certificate of Analysis and all current material safety data sheets applicable to the Products for each batch shipped to
               Horizon. Horizon will not be obligated to pay for a non-conforming batch or a batch for which a Certificate of Analysis has not been provided; any such batch may be returned to the manufacturer at Unisource's expense.

          (e) All shipments of the Products to Horizon shall be to a location specified by Horizon and shall be made FOB, Unisource site of manufacture.

          (f) Subject to the confidentiality provisions of section 5, Unisource shall, on reasonable notice, permit or arrange for authorized representatives of Horizon, from time to time during normal business hours, to enter and inspect the premises where the Products are manufactured or stored, in order to inspect the same, inspect and take away samples, and observe and inspect operations and methods that the manufacturer does not deem to be trade secrets. Such inspections will be in accordance with the provisions of the Quality Agreement (the "Quality Agreement") of even date herewith, entered into between Horizon and Elge, Unisource's manufacturer, the terms of which are incorporated herein by reference.

3.   Unisource's Warranties & Indemnification Obligations.

     3.1. Unisource represents and warrants as follows:

          (a) The Products supplied under this Agreement will be merchantable and will be manufactured, labeled, and delivered in accordance with Horizon's written instructions and the then current FDA good manufacturing practices for comparable products. Products shall be deemed not merchantable if the shelf life is less than [***] months from the date of shipment for the first 2 batches of Product ordered for delivery in 2002, less than [***] months from

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED

               the date of shipment for additional batches ordered for delivery in 2002, or less than [***] months from the date of shipment for batches ordered for delivery in 2003 and thereafter. Horizon recognizes that it if it requests any changes in the Products that require additional stability studies, the above time frames may not apply to such changes. In that event, the parties will engage in good faith and reasonable attempts to agree on the expiration dates. Unisource shall cause the manufacturer of the Products ("Manufacturer") to supply Horizon with the standard form FDA continuing guaranty. The parties have entered into a Risk Agreement (the "Risk Agreement") of even date herewith, and agree that the terms of the Risk Agreement shall apply to any Products manufactured or in process before August 15, 2002, even if the Risk Agreement is inconsistent with this Agreement.

          (b) Unisource is the sole and exclusive owner of the Products in that the Active Pharmaceutical Ingredient Dexchlorpheniramine Tannate is supplied on an exclusive basis to Unisource by JFC.

     3.2. Unisource agrees to indemnify and hold harmless Horizon from and against any breach of any of the above representations and warranties. In no event, however, will Unisource be liable to Horizon for consequential or incidental damages (including but not limited to lost profits), punitive or exemplary damages, attorney fees, or costs.

     3.3. Either party shall promptly notify the other of any governmental or other regulatory inspections, Adverse Events, or product recalls of which it becomes aware relating to the Products. Horizon shall be responsible for preparing any responses and/or conducting any recalls, with the assistance of and in consultation with Unisource, and at the expense of Unisource if the recall is due to a breach of Unisource's obligations under section 3.1(a). Unisource shall be responsible for retaining any required records relating to the Products for a period of not less than four years.

     3.4. In the event of any claim arising under the above indemnity provisions, prompt notice of such claim shall be given by the party being indemnified to the indemnifying party. The indemnifying party shall have the right to conduct the defense in respect thereto, and shall assume all expenses with respect to the defense, settlement, adjustment, or compromise of any matters to which the above indemnity provisions apply. The party being indemnified may have counsel present at its own expense and shall be entitled to participate in the defense of any such claim. The party being indemnified shall cooperate with the indemnifying party in such defense at the expense of the indemnifying party. No settlement of any such matter shall be made without the written approval of both the party being indemnified and the indemnifying party, which will not be unreasonably withheld.

     3.5. Unisource shall cause the Manufacturer to maintain product liability insurance, in a minimum amount of $3,000,000.00 (three million dollars). Prior to the delivery of Horizon's first order of the Products, Unisource shall cause the Manufacturer to provide Horizon with a certificate naming Horizon as an additional insured on the Manufacturer's insurance policy. Thereafter, Unisource shall cause the Manufacturer to provide periodic verification of the liability insurance coverage on each renewal of the policy, and in any event at least each year on the anniversary date of the policy.

4.   Term and Termination.

     4.1. Subject to the rights of termination set forth below, the term of this Agreement shall be for five (5) years from the date it is executed by all parties. The term shall be automatically extended for successive three (3) year renewal periods while both the Horizon/JFC Agreement remains in effect and Unisource has the right to buy the APIs from JFC, unless Horizon gives written notice to Unisource at least six (6) months before the end of the original term or any renewal period. If either the Horizon/JFC Agreement has expired or been terminated, or if Unisource no longer has the right to purchase the APIs from JFC, the term shall be automatically extended for successive three (3) year renewal periods unless either party gives written notice to the other at least six (6) months before the end of the original term or any renewal period.

     4.2. Either Horizon or Unisource may terminate this Agreement upon any of the following grounds:

          (a) For cause, that is if the other party fails to comply with any of its material obligations under this Agreement, pursuant to the notice and right to cure provisions set forth in section 4.3.

          (b) If the other party files a voluntary or involuntary Chapter 7 or 11 proceeding under the Federal Bankruptcy Act, has a receiver appointed by a court of competent jurisdiction, or makes an assignment for the benefit of creditors.

          (c) If Unisource no longer has the right to purchase the APIs from JFC.

     4.3. If the ground for termination is section 4.2(a), the terminating party shall give the other party sixty (60) days notice prior to termination and the reason therefore, during which time the other party may attempt to cure the breach cited in such notice. If the ground for termination is cured, this Agreement shall continue in full force and effect. Both parties agree to make a good faith and reasonable effort to avoid repetitive breaches of this Agreement.

     4.4. Either Horizon or Unisource may terminate its rights or obligations under this Agreement in connection with a Product if the Food and Drug Administration or other applicable government agency denies approval of the Product or permanently prohibits the sale of the Product. A termination of rights and obligations as to a Product pursuant to this provision shall not affect the parties' rights or obligations under this Agreement as to the other Product.

     4.5. Force Majeure. A party to this Agreement shall be excused from performance with regard to a Product under this Agreement to the extent that and for so long as such performance is substantially hindered or prevented by force majeure, such as acts of God, strikes, or acts of war, provided that it promptly notifies the other party of the occurrence of such event, and the expected duration if known. If any performance with regard to a Product excused by this provision is both protracted and material with reference to the objectives and purposes of this Agreement, the party not excused thereby may terminate its rights or obligations under this Agreement in connection with that Product upon sixty (60) days notice. A termination of rights and obligations as to a Product pursuant to this provision shall not affect the parties' rights or obligations under this Agreement as to the other Product.

     4.6. Any party's waiver of a right to terminate this Agreement or its rights and obligations as to a Product under this Agreement shall not constitute a waiver of that party's right to terminate this Agreement or its rights and obligations as to a Product under this Agreement on any other grounds or for any further breaches.

5. Confidentiality. Horizon and Unisource shall treat as confidential all information concerning this Agreement and all information concerning the Products that either learns from the other and that is not and does not become available in the public domain, that the receiving party did not already have, or that the receiving party did not independently develop.

6.   Miscellaneous.

     6.1. Notice. Any notice or other communication given by either party hereto to the other party relating to this Agreement shall be sent by registered or certified mail, return receipt requested, addressed to such other party at the address set forth below. Such notice or other communication shall be deemed given when so mailed. Changes of address shall be given in the same manner as any other notice.

     If   to Unisource, to:   Unisource, Inc.
                              Post Office Box 2082
                              Boulder, CO 80306

     If   to Horizon, to:     First Horizon  Pharmaceutical  Corporation
                              Attention:  President
                              6195 Shiloh Road
                              Alpharetta, Georgia 30005

     6.2. Headings. Paragraph headings used herein are for convenience of reference only and shall in no way define, limit, or prescribe the scope or intent of any provision under this Agreement.

     6.3. Construction. Words of the masculine gender shall include the feminine and neuter gender, and when the sentence so indicates, words of neuter shall refer to any gender. Words in the singular shall include the plural and vice versa. This Agreement shall be construed according to its fair meaning and as if prepared by both of the parties.

     6.4. Governing Law. This Agreement shall be governed by, interpreted in accordance with, and enforced under the laws of and in state and federal courts situated in the State of Colorado, U.S.A. (regardless of its or any other jurisdiction's choice of law principles), or, as necessary, the laws of the United States of America. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE PURSUANT TO OR RELATING TO THIS AGREEMENT.

     6.5. Binding Effect. The parties agree that this Agreement shall be binding upon the parties hereto and their permitted successors and assigns.

     6.6. Assignment. This Agreement is personal and no rights or obligations on the part of either party hereunder may be assigned or transferred (by operation of law or otherwise) to any party without the express written consent of the non-assigning party; provided, however, that either party may assign this Agreement to an entity that acquires at least 51% of its assets or stock by way of a merger, acquisition, or the like without the prior written consent of the other party.

     6.7. Nature of Relationship. The parties are not partners or joint venturers, and do not have any relationship in the nature of fiduciaries or principal/agent. This Agreement pertains solely to the Products and to Dexchlorpheniramine Tannate, Pseudoephedrine Tannate, and Dextromethorphan Tannate as stand-alone APIs and does not obligate or bind either party in any manner to future dealings with the other party.

     6.8. Entire  Agreement.  Unisource  and Horizon  entered  into an Exclusive
          Distribution    Agreement   dated   December   18,   1998   concerning

          Tanafed DM, an Exclusive Distribution Agreement dated January 1, 1996 concerning Tanafed, and an Agreement dated January 1, 2000 concerning Chlorpheniramine Tannate (collectively the "Other Agreements"). Subject to the Other Agreements, the Quality Agreement, and Risk Agreement, this Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral. This Agreement shall be interpreted to be consistent with the Other Agreements, the Quality Agreement, and the Risk Agreement. In the event provisions in this Agreement and the Other Agreements or the Quality Agreement cannot be reconciled, this Agreement shall control. In the event the provisions of this Agreement and the Risk Agreement cannot be reconciled, this Agreement shall control.


     6.9. Modification. This Agreement may be amended only by an instrument in writing executed by both parties hereto.

     6.10.Severability. If any term or provision of this Agreement is found to be excessive, or invalid, void or unenforceable, the offending term or provision shall be deleted or revised to the extent necessary to be enforceable, and, if possible, replaced by a term or provision which, so far as practicable, achieves the legitimate aims of the parties.

     6.11.Survival.  The  provisions  of sections 3, 5, and 6 shall  survive the termination of this Agreement. If First Horizon terminates this Agreement due to breach by Unisource not caused in part or in whole by wrongful conduct, including but not limited to breach of this Agreement, by First Horizon or JFC, the provisions of sections 2.1(c) and 2.2(b) shall survive the termination for as long as the Horizon/JFC Agreement remains in effect.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their duly authorized representatives as of the day and year first above written.

                                             FIRST    HORIZON     PHARMACEUTICAL
                                             CORPORATION



                                             By: /s/ Balaji  Venkataraman
                                                 -------------------------------
                                             Title: COO

                                             UNISOURCE, INC.



                                             By:
                                             -----------------------------------
                                             Title: President

                                    EXHIBIT A

                                    PRODUCTS

Tanafed DX

Each 5 ml contains:

     Dexchlorpheniramine Tannate     2.5mg

     Pseudoephedrine Tannate         75mg








Tanafed DM/DX

Each 5 ml contains:

     Dexchlorpheniramine Tannate     2.5mg

     Pseudoephedrine Tannate         75mg

     Dextromethorphan Tannate        25mg

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED


                                    EXHIBIT B

                                     PRICING

Tanafed DX

     16 oz.    $[***]/each

               Packaging:     HDPE 16 oz space saver bottles.
                              33mm   closures  with  shrink  band  or  induction
                              liners.
                              Packaged 12 per case/Kraft corrugated cartons.

               Labeling:      Pressure  sensitive labels supplied by Horizon.
                              Pre-folded "outserts" supplied by Horizon.

     4 oz.     $[***]/each

               Packaging:     HDPE 4 oz round bottles.
                              24mm   closures  with  shrink  band  or  induction
                              liners.
                              Packaged 96/case. Shrink wrap-groups of 6.

               Labeling:      Pressure sensitive labels supplied by Horizon.

                              Pre-folded "outserts supplied by Horizon.

     20 ml     $[***]/each

               Packaging:     HDPE 1 oz round bottles
                              20mm   closures  with  shrink  band  or  induction
                              liners.
                              Packaged 108 per case. Six-pack trays shrink wrapped.

                              Printed  six-pack trays supplied by Horizon.

Freight:       FOB-site of manufacture.


Tanafed DM/DX

     16 oz.    $[***]/each

               Packaging:     HDPE 16 oz space saver bottles.
                              33mm   closures  with  shrink  band  or  induction
                              liners.
                              Packaged 12 per case/Kraft corrugated cartons.

                                        [***] - CONFIDENTIAL TREATMENT REQUESTED


               Labeling:      Pressure sensitive labels supplied by Horizon.
                              Pre-folded "outserts" supplied by Horizon.

     4 oz.     $[***]/each

               Packaging:     HDPE 4 oz round bottles.
                              24mm   closures  with  shrink  band  or  induction
                              liners.
                              Packaged 96/case. Shrink wrap-groups of six.

               Labeling:      Pressure sensitive labels supplied by Horizon.

                              Pre-folded "outserts supplied by Horizon.

     20 ml     $[***]/each

               Packaging:     HDPE 1 oz round bottles.
                              20mm   closures  with  shrink  band  or  induction
                              liners.
                              Packaged 108 per case. Six-pack trays shrink wrapped.

                              Printed six-pack trays supplied by Horizon.

Freight:       FOB-site of manufacture.



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